Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference, in the Registration Statement (Form S-3) and related Prospectus of DCAP Group, Inc. for the registration of 659,100 shares of its common stock, of our report dated March 21, 2006, with respect to the financial statements of DCAP Group, Inc. for the years ended December 31, 2005 and 2004.

/s/ Holtz Rubenstein Reminick LLP
Holtz Rubenstein Reminick LLP
Melville, New York
May 11, 2006